Exhibit 99.1

   For Immediate Release

PARLUX ANNOUNCES PRELIMINARY FIRST QUARTER SALES

FORT LAUDERDALE, FLORIDA, July 9, 2009.  Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that net sales for the quarter ended June 30, 2009 are preliminarily estimated to be $23.6 million, a 1% increase over the $23.3 million reported for the same period of the prior year.  Domestic department store net sales for the quarter reached $8.4 million, an increase of 53% over the prior year period.  Sales to international customers were $10.2 million, a decrease of 36% over the prior year period.  Mr. Neil J. Katz, Chairman and CEO, commented, “Sales in the quarter were negatively affected by the global economic climate.  Nevertheless, our department store sales continued to improve and this bodes well for our future. Our total sales were less than anticipated, essentially due to lower than expected international sales.  However, our product sales mix resulted in improved margins; and reduced spending and staffing are anticipated to result in a substantially reduced loss for the quarter compared to the prior-year quarter.” Mr. Katz added, “We have a number of new introductions planned for the July-September period, including “Queen” by Queen Latifah, Paris Hilton “Siren”, Jessica Simpson “Fancy Love”, Marc Ecko and Josie Natori, all of which have been favorably received.  We are also beginning to see some improvement in certain international markets.”

As previously announced, the Company entered into an agreement with Artistic Brands Development, LLC (“Artistic”) for the worldwide fragrance rights for Rihanna and Kanye West, and, as part of that agreement,   expected to enter into similar licenses with Shawn “Jay-Z” Carter and a well-established female artist.  Mr. Katz further added, “As for the fourth celebrity and the delay in finalizing this agreement, we have learned that she is currently involved in negotiating a much larger transaction outside of the fragrance industry, which has taken precedence for her.  If successful, we believe this would provide additional exposure and be beneficial to us. We hope to be able to finalize our negotiations as soon as her other negotiations are completed.”

About Parlux Fragrances, Inc.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products.   It holds licenses for Paris Hilton, Jessica Simpson, GUESS?, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, XOXO, Ocean Pacific (OP), Andy Roddick, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its accounts payable balance due to the Company, and continued compliance with the covenants in its credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc.  (954) 316-9008

CONTACT:

Neil J. Katz, Ext. 8116  nkatz@parlux.com

Raymond J. Balsys, Ext. 8106 rbalsys@parlux.com

Web site:

http://www.parlux.com